UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                       SEC File Number:
                                  FORM 12b-25          CUSIP Number:


                          NOTIFICATION OF LATE FILING

(Check One):   ( ) Form 10-K   ( ) Form 20-F    ( ) Form 11-K  (X)Form 10-Q
               ( ) Form N-SAR

         For Period Ended:
         (   ) Transition Report on Form 10-K
         (   ) Transition Report on Form 20-F
         (   ) Transition Report on Form 11-K
         ( X ) Transition Report on Form 10-Q
         (   ) Transition Report on Form N-SAR
                                             DECEMBER 31, 1996
         For the Transition Period Ended:_______________________________________

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 Read Instructions (on back page) Before Preparing Form, Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

PART I - REGISTRANT INFORMATION

HOMEOWNERS FINANCIAL CORP.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable

2075 WEST BIG BEAVER ROAD, SUITE 450
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

TROY, MI 48084
________________________________________________________________________________
City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (X)   (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    ( )   (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F,  11K, Fork N-SAR , or portion  thereof, will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the  subject  quarterly  report of transition  report on the Form 10-Q,  or portion  thereof will be
               filed  on  or  before  the  fifth   calendar  day  following  the
               prescribed due date; and

    (  )  (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached is applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

FINANCIAL INFORMATION IS NOT YET COMPLETE DUE TO DELAY IN COMPLETION OF SEPTEMBER 30, 1996 FISCAL YEAR END AUDIT.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

JOSEPH W. TRAXLER                            612            944-9789
______________________________________    _________    _________________________
               (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer
    is no identify report(s).   YES __X___     NO _____

________________________________________________________________________________

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    YES _____     NO __X___

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           HOMEOWNERS FINANCIAL CORP.
            _______________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned here-unto duly authorized.

       FEBRUARY 14, 1997                  /S/ JOSEPH W. TRAXLER
Date:_______________________________  By:_______________________________________
                                         JOSEPH W. TRAXLER
                                         CHIEF FINANCIAL OFFICER

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorize representative (other than the executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION
           Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).l
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1.  This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General
    Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each nations securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.